Exhibit 21

AÉROPOSTALE, INC.
SUBSIDIARIES OF REGISTRANT
AS OF FEBRUARY 1, 2014

Name of Subsidiary	Place of Incorporation or Formation

Aéropostale West, Inc.	Delaware
Jimmy'Z Surf Co., LLC	Delaware
Aéropostale Canada Corp.	Nova Scotia
Aero GC Management LLC	Virginia
Aéropostale Puerto Rico, Inc.	Puerto Rico
P.S. from Aéropostale, Inc.	Delaware
Aéropostale Licensing, Inc.	Delaware
Aéropostale Procurement Company, Inc.	Delaware
PS Store Puerto Rico, LLC	Puerto Rico
GoJane LLC	Delaware
Aéropostale Holdings, Inc.	Delaware